SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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GRAYMARK HEALTHCARE, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear Shareholder:
     You are cordially invited to attend the 2009 Annual Meeting of Shareholders (“Annual Meeting”) of Graymark Healthcare, Inc., which will be held in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102 on August 19, 2009 at 7:30 a.m., central daylight time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed.
     A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Graymark Healthcare, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.
     We invite all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.
Sincerely,

Stanton Nelson
Chief Executive Officer and
Chairman of the Board of Directors
Oklahoma City, Oklahoma
July 17, 2009
Graymark Healthcare, Inc. • SDC Holdings, LLC • ApothecaryRx, LLC
101 N. Robinson, Ste. 920, Oklahoma City, Oklahoma 73102
405-601-5300 p • 405-601-4450 f • www.graymarkhealthcare.com

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GRAYMARK HEALTHCARE, INC.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5400
NOTICE OF ANNUAL MEETING
To be held on August 19, 2009
TO THE SHAREHOLDERS:
     Graymark Healthcare, Inc., will hold its annual meeting of shareholders (the “Annual Meeting”) in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102, commencing at 7:30 a.m., local time on August 19, 2009 to vote on:
1.	The election of five directors, each to hold office until the 2010 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2.	The ratification of Eide Bailly LLP as the independent registered public accounting firm for 2009; and

3.	Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.
     Graymark Healthcare shareholders at the close of business on July 15, 2009, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.
     Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.
     Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Graymark Healthcare shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS:

Mark R. Kidd, Secretary
Oklahoma City, Oklahoma
July 17, 2009

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TABLE OF CONTENTS]

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PROXY STATEMENT
GRAYMARK HEALTHCARE, Inc.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
Telephone: (405) 601-5400
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 19, 2009
SOLICITATION AND REVOCATION OF PROXIES
     This Proxy Statement is furnished to the shareholders of Graymark Healthcare, Inc. in connection with an Annual Meeting of the holders of Graymark Healthcare common stock to be held in the Conference Room located at One Leadership Square, North Tower, 211 North Robinson, Suite 255, Oklahoma City, Oklahoma 73102, at 7:30 a.m., local time, on August 19, 2009 and any adjournment or postponement of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first mailed on or about July 20, 2009, to Graymark Healthcare’s shareholders of record on July 15, 2009.
     If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR:
•	the election of five directors, each to hold office until the 2010 annual meeting of shareholders and until his successor is duly elected and qualified; and

•	ratification of Eide Bailly, LLP as the independent registered public accounting firm for 2009.
In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by:
•	giving written notice of revocation to our Secretary at any time before your Proxy is voted,

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting, or

•	attending the Annual Meeting and voting in person.
     Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.
     We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses.
Methods of Voting
     You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
     Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. You may be eligible to vote over the internet. If your proxy card includes instructions on voting over the internet, please follow those instructions. If you vote over the internet, you do not need to complete and mail your proxy card.
     Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.
SHAREHOLDERS ENTITLED TO VOTE
     The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on July 15, 2009 (the “Record Date”), of 28,169,113 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 8,525,635 shares or 30.3% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding and represented at the Annual Meeting will constitute a quorum for the transaction of business.
PROPOSAL ONE — ELECTION OF DIRECTORS
     Our Bylaws provide that our Board of Directors shall consist of not less than one and a greater number as determined from time to time by resolution of our Board. The number of directors is currently fixed at five. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

Nominees
     Our Board of Directors has nominated each of Stanton Nelson, Joseph Harroz, Jr., S. Edward Dakil, M.D., Scott R. Mueller and William Ransome Oliver (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2010 or until his successor is elected and qualified or until his earlier death, resignation or removal. For information about each Nominee, see “Directors.”
     The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of Dr. Dakil and Messrs. Mueller and Oliver are considered independent directors. Messrs. Nelson and Harroz are not considered independent because each currently services as one of our executive officers. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.
Required Affirmative Vote
     The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the election of a director. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether a nominee has received the vote of a majority of the shares present at the Annual Meeting.
Recommendation of Our Board of Directors
     Our Board of Directors recommends a vote “FOR” the election of Stanton Nelson, Joseph Harroz, Jr., S. Edward Dakil, M.D., Scott R. Mueller and William Ransome Oliver to our Board. Your proxy will be voted accordingly unless you specify a contrary choice.
BOARD OF DIRECTORS AND COMMITTEE MATTERS
     The following table sets forth information with respect to each of our directors and nominee directors.

Name	Age	Position
Stanton Nelson (1)(4)	38	Chief Executive Officer, and Chairman of the Board of Directors and Nominee Director
Joseph Harroz, Jr.(4)	42	President, Chief Operating Officer, Director and Nominee Director
S. Edward Dakil, M.D. (1)(2)(3)	53	Director and Nominee Director
Scott R. Mueller(1)(2)(3)	38	Director and Nominee Director
William Ransome Oliver (1)(2)(3)	28	Director and Nominee Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

(4)	Member of the Executive Officer Committee.
Information About Each Director
          Stanton Nelson (age 38) was named as our Chief Executive Officer during January 2008 and has served as one of our directors since August 2003. In addition to his position with us, Mr. Nelson serves as Executive Vice President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by

Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of directors of Valliance Bank (a privately-held banking institution) as its Vice Chairman. Previously, Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and Dallas, Texas. Mr. Nelson began his career as a staff member for United State Senator David Boren. Mr. Nelson has a Bachelor of Business Administration in business management from the University of Oklahoma.
          Joseph Harroz, Jr. (age 42) was named as our President and Chief Operating Officer in July 2008 and has served as one of our directors since December 2007. Previously, Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma since 1996 and has been an Adjunct Professor, University of Oklahoma Law School since 1997 and has served as the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He is also a member and Chairman of the Board of Trustees of Ivy Funds and a Trustee of Waddell and Reed Advisors Fund, both open-ended mutual fund complexes, a former Consultant for MTV Associates (2004 to 2005); and serves or served as a Director of Valliance Bank NA (beginning in 2004), Mewbourne Family Support (2000 to 2008), Norman Economic Development Coalition (2004 to 2008) and Oklahoma Foundation for Excellence (beginning in 2008).
          S. Edward Dakil, M.D. (age 53) has served as one of our directors since December 28, 2007. Dr. Dakil is a practicing physician and in 1987 began his employment with Norman Urology Associates, P.C. Commencing in 1990 he began serving as a clinical instructor for the Department of Urology of the University of Oklahoma Health Science Center and in 1998 became a member of the Board of Directors of the Oklahoma Lithotripsy Center. Dr. Dakil graduated from the University of Oklahoma, first with a Bachelor of Science (Chemistry) in 1987 and a Doctorate of Medicine in 1982 and is a member of medical associations, including American Urologic Association and American Association of Clinical Urologists.
          Scott R. Mueller (age 38) has served as one of our directors since July 23, 2008. Mr. Mueller is currently employed by TLW Trading. Prior to joining TLW Trading, he was employed at Goldman Sachs from 1999 through May of 2008. Mr. Mueller earned a Masters of Business Administration from the University of Texas in 1999 and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Business Administration — Pre-Law. Mr. Mueller also serves on the boards of Consero Global Solutions and The Grace Foundation.
          William Ransome Oliver (age 28) has served as one our directors since July 23, 2008. Mr. Oliver has been employed as a Vice President of R.T. Oliver Investments, Inc., a privately-held company, since April 2006. Mr. Oliver was employed by Bricktown Media/Big Rig Network as the West Region Manager during April 2005 through April 2006 and Grubb & Ellis Levy Beffort in Property Management-Brokerage during April 2004 through April 2005. He graduated from the College of Arts & Science of the University of Oklahoma in 2004 with a Bachelor of Arts.
Information Concerning the Board of Directors
          Our Board of Directors currently consists of five members, three of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc. The Board determined that each member of the Board, other than Stanton Nelson and Joseph Harroz, Jr., qualify as independent directors. Messrs. Nelson and Harroz do not qualify because each also serves as one of our executive officers.
     Each nominee director currently serves as a member of our Board of Directors. During 2008, our Board of Directors held six meetings. Each of the Nominees attended at least 75% of the Board meetings and the meetings of the committees on which he served. The Board met in executive session, without members of management, four times.

Board Committees
     Our Board maintains four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Executive. The Compensation Committee and Audit Committee were established in January 2008 and the Corporate Governance Committee was established in April 2008. The Executive Committee was established in 2008.
     The Executive Officer Committee exercises the authority of the Board of Directors for matters delegated by the Board in the management of our subsidiaries, SDC Holdings, LLC and ApothecaryRx, LLC, subject to the supervision and control of our Board.
     The Audit Committee is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are all “independent directors” as defined in Rule 4200 of the NASDAQ Stock Market, Inc. marketplace rules (the “NASDAQ rules”), and one member serves as the Audit Committee’s financial expert.
     The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. A discussion of the Compensation Committee interlocks and insider participation is provided below under the section heading “Compensation Committee Interlocks and Insider Participation.”
     The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board.
     All committees report on their activities to our Board and serve at the pleasure of our Board. The specific duties and authority of each committee is set forth in its charters. The charters of our Audit, Compensation Committee, and Nominating and Corporate Governance Committees are available on the Graymark Healthcare web site at www.graymarkhealthcare.com under the section marked “investor relations”.
Report of the Audit Committee
     The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.
     Our board of directors has determined that Scott R. Mueller, one of our independent directors and member of our Audit Committee, qualifies as a “financial expert.” This determination was based upon Mr. Mueller’s:
•	understanding of generally accepted accounting principles and financial statements;

•	ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in similar activities;

•	understanding of internal controls and procedures for financial reporting; and

•	understanding of Audit Committee functions.
     Mr. Mueller’s experience and qualification as a financial expert were acquired through his extensive background in investment banking, financial analysis, understanding of the principles of accounting, and overseeing and assessing company performance. He earned a Masters of Business Administration from the University of Texas and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Business Administration — Pre-Law and serves on the boards of Consero Global Solutions and The Grace Foundation.
     In the performance of its functions, our Audit Committee
•	reviewed and discussed the audited consolidated financial statements for 2008 with our management,

•	received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 and discussed with the independent registered public accounting firm their independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2008 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Our review with the independent registered public accounting firm included a discussion of the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61. The Audit Committee also discussed with the independent registered public accounting firm our (including our management) and their independence, including disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2009.
          In reliance on the review and discussions referred above, the Audit Committee recommended to and our board of directors approved, filing of the audited financial statements for the year ended December 31, 2008, with the United States Securities and Exchange Commission. The Audit Committee selected Eidy & Bailly LLP as our registered independent public accounting firm for 2009.
     The audit report of Murrell, Hall, McIntosh & Co., PLLP on our 2007 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified, as to uncertainty, audit scope, or accounting principles.
     In 2008, Eide Bailly LLP acquired the assets of Murrell, Hall, McIntosh & Co., PLLP and Eide Bailly LLP succeeded Murrell, Hall, McIntosh & Co., PLLP as our registered independent public accounting firm. There were no disagreements with Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Murrell, Hall, McIntosh & Co., PLLP would have caused it to make reference to the subject matter of the disagreements in connection with its reports. Also, there was no occurrence of a reportable event under Item 304 of Regulation S-B respecting the years ended December 31, 2008 and 2007.
     Fees for Independent Registered Public Accounting Firm. The aggregate fees for professional services rendered to us for the years ended December 31, 2008 and 2007 were as follows:

     Audit Fees. For audit services provided to us by Eide Bailly LLP for the year ended December 31, 2008, fees were $250,000. During the year ended December 31, 2007, we were billed $122,500.
     Audit Related Fees. During the years ended December 31, 2008 and 2007, we did not incur any audit-related fees.
     All Other Fees. During the year ended December 31, 2008 and 2007, we were not invoiced by and did not pay other fees to Eide Bailly LLP or Murrell, Hall, McIntosh & Co., PLLP.
     Audit Committee Pre-Approval Procedures. In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all audit services, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimus exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services. In accordance with our Audit Committee Charter the provision of services by Eide Bailly, LLP, our current registered independent accounting firm and Murrell, Hall, McIntosh & Co., PLLP, our former registered independent public accounting firm, (other than audit, review or attest services) were approved prior to the provision of the services and 100% of those services that were not pre-approved were promptly brought to the attention of our Audit Committee and approved prior to completion of the audit of our financial statements for each of 2008 and 2007.
     For 2008, all of the services relating to audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.
Our Audit Committee Members:
Scott R. Muller
S. Edward Dakill, M.D.
William Ransome Oliver
Report of the Compensation Committee
          Our Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether our executive officers, directors and employees are compensated according to these objectives, and carries out the responsibilities of our Board of Directors relating to the compensation of our executive officers. The Compensation Committee held one meeting during 2008. The primary goals of our Compensation Committee in setting executive officer compensation in 2008 were
•	to provide a competitive compensation package that enabled us to attract and retain key executives and
•	to align the interests of our executive officers with those of our shareholders and also with our operating performance.
As a result of our acquisition of SDC Holdings, LLC and ApothecaryRx, LLC in January 2008, there were a number of changes in our management and executive officers. As a result of these acquisitions, we began our operations in the sleep diagnostic and treatment industry and the retail pharmacy industry and discontinued our motion picture production activities. Accordingly, we expect that in 2009 our Compensation Committee will review our current policies and practices with respect to executive compensation and make changes as may be necessary to reflect our current activities possibly including the enactment of formal compensation policies and incentive goals and awards.

Overview of Executive Officer Compensation
          We have not engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Furthermore, we have not found a direct peer in the sleep order diagnostic and treatment industry with publicly-available information. However, we have utilized a weighted composite of base pay, incentive compensation and stock and options awards to create a focal point of total cash compensation that consisted of base pay and incentive cash compensation. In the future, our Compensation Committee may consider obtaining a study of companies within our current operating industries that are similar in size, revenues and earnings to our current profile to assist in establishing executive officer compensation levels and composition.
          We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Prior to 2008, the only non-cash incentive awards were annual grants of stock options exercisable for the purchase of our common stock shares at or above the closing sale price of our stock on the date of grant. In 2008, we adopted our 2008 Long-Term Incentive Plan that received shareholder approval in December 2008. In July 2008, we made stock grants to Joseph Harroz, Jr. (our President and Chief Operating Officer) and Rick D. Simpson (our Chief Financial Officer) in addition to the stock options each of them received as members of our Board of Directors. In December 2008, we made cash awards to Stanton Nelson (our Chief Executive Officer) and Messrs. Harroz and Simpson in the respective amounts of $326,480, $163,240 and $48,970 for a total of $538,690. The bonus paid to each of Messrs. Harroz and Simpson was in addition to the compensation paid pursuant to the terms of his employment agreement. Prior to the approval and authorization of his bonus, during 2008 Mr. Nelson had served as Chief Executive Officer without a salary. Because of the management changes and other organizational changes, we are developing incentive compensation plans that will provide us with a policy to make cash and non-cash awards as a result of either our performance or that of our executive officers and other employees or a combination of both, depending on the type of award, compared to the established goals.
          We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our and our shareholders’ best interests that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may authorize compensation arrangements outside of the normal annual review cycle in order to address a retention issue.
          In 2008, Stanton Nelson, who served as our Chief Executive Officer participate in discussions with the Compensation Committee on executive compensation other than his executive officer compensation. We expect that Mr. Nelson will participate in discussions with other members of our executive management team in the drafting of our compensation plans and policies, including earnings targets and operating results. To the extent that members of management participate in executive compensation discussions with our Compensation Committee, they do so only on an advisory basis, and final determination of executive compensation matters is made by the Committee.
          We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in our common stock shares. We believe that our 2008 Long-Term Incentive Plan provides compensation in a manner that aligns our executives’ interests with those of our shareholders in our growth and creation of shareholder value. This plan is discussed below.
Elements of Executive Compensation
          Compensation of our executive officers in 2008 was comprised primarily of
•	base salaries,
•	performance based incentive compensation (bonuses),

•	awards under our equity compensation plans (stock awards and stock options),
•	perquisites and other employee benefits.
In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, and the compensation paid to executives of our competitors.
          The incentive portions of an executive’s compensation (stock awards and stock option awards) are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our operating performance. The stock awards and stock option awards or grants place the recipient executive officers or other employee at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a further condition, the executive officer is required to remain in our employ in order to become fully vested or obtain full unrestricted ownership of the awarded common stock shares. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.
          Executive Base Salaries. We provide a base salary for our executives to compensate them for their services during the fiscal year. Other than as established pursuant to negotiated long-term employment agreements, because we have a limited number of employees, we have not formulated a policy setting base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:
•	the performance of the executive;
•	our operating performance and results; and
•	internal factors including previously agreed upon contractual commitments, the executive’s compensation relative to other officers, and changes in job responsibility.
          We currently do not have employment agreements with any of our executive officers other than with Joseph Harroz, Jr. and Lewis P. Zeidner (a member of our Executive Officer Committee and Chief Executive Officer of our subsidiary, ApothecaryRx, LLC). We had employment agreements in 2008 with Greg Luster and Vahid Salalati, both former executive officers of SDC Holdings, LLC and former members of our Executive Officer Committee). The employment agreements with Messrs. Luster and Salalati were terminated in 2008. We also had an employment agreement with Rick D. Simpson during 2008 that, with his employment, terminated in April 2009 as a result of his resignation. Other than Messrs. Harroz and Zeidner, our executive officers are at-will employees.
     Incentive Compensation (Bonuses). We have not adopted a formal incentive compensation plan for our executives. Accordingly, we do not have current policies regarding:
•	the use of discretion in making awards, the interplay between the achievement of corporate goals and individual goals,
•	how compensation or amounts realizable from prior compensation are considered in setting other elements of compensation,

•	the adjustment or recovery of awards or payments if the relevant company performance measures upon which they were based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment, or
•	similar matters related to incentive compensation.
Instead our Compensation Committee has considered the overall goals of our compensation program in designing our current executive incentive compensation plan.
          In 2008, the Compensation Committee granted only three bonuses to our executive officers, Messrs. Nelson, Harroz and Simpson, as mentioned above. The bonuses were not formally linked or based upon corporate or individual performance.
          Long-Term Equity Compensation Plan Awards and Grants. Stock option grants with respect to 2008 performance were made to Stanton Nelson, our Chief Executive Officer, and five other employees at the time of the grants, two pursuant to separate agreements outside of our stock option plans and four under our 2008 Long-Term Incentive Plan. All of the stock options are exercisable for the purchase of our common stock shares without stock appreciation rights. The stock options granted in 2008 have exercise prices equal to or higher than the fair market value of our common stock on the date of grant. Joseph Harroz, Jr. and Rick D. Simpson were awarded restrictive stock awards exercisable for the purchase of 100,000 and 30,000 common stock shares, respectively, and requiring two years of continuous employment or one year of continuous employment with respect to 50% of the restricted shares following the award to avoid forfeiture. Furthermore, two other employees were awarded restrictive stock in the aggregate amount of 20,000 common stock shares, requiring continuous employment for a one-year following the award to avoid forfeiture. Effectively, stock options and restricted stock awards to our executive officers and other employees will not provide any value to the recipient until the market price of our common stock exceeds the exercise price of the options or the value of the restricted shares on the date that they are no longer subject to forfeiture. These stock options and restricted stock awards are accordingly tied to the stock price appreciation of our common stock, rewarding the executives and our other employees as if they share in the ownership of our common stock similar to that of our shareholders. The number of shares subject to options and number of restricted shares granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors. Stock option grants and awards and restrictive stock awards are intended to:
•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;
•	provide an opportunity for increased equity ownership by executives and other employees; and
•	maintain competitive levels of executive and non-executive compensation.
          Other Benefits. Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our compensation policies. These perquisites and benefits include health insurance, life insurance, and other benefits available to all of our employees without discrimination.
          We currently do not have a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives, other than our 401(k) retirement plan that is generally available to our employees.
Compensation Committee Interlocks and Insider Participation
     Other than Stanton Nelson, the members of our Compensation Committee have not served as one of our officers or been in our employ. No member of our Compensation Committee has any interlocking relationship with any other company, other than Mr. Nelson serves as Executive Vice President of R.T.

Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate, and banking and serves on the board of directors of Valliance Bank (a privately-held banking institution) as its Vice Chairman. None of our executive officers have served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Conclusion and Report on Executive Compensation
     Our Compensation Committee believes that our executive compensation arrangements and plans serve our best interests and those of our shareholders. The Committee takes very seriously its responsibilities respecting setting and determining the compensation arrangements with our executive officers. Accordingly, the Committee continues to monitor and revise the compensation arrangements and may formulate other plans and arrangements as necessary to ensure that our compensation system continues to meet our needs and those of our shareholders.
     The Compensation Committee of the Company, comprised of Stanton Nelson, S. Edward Dakil, M.D., Scott R. Mueller and William Ransome Oliver, has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Our Compensation Committee Members:
Stanton Nelson
S. Edward Dakil, M.D.
Scott R. Mueller
William Ransome Oliver
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.
     James A. Cox, RPh, a member of our Executive Officer Committee, failed timely to report the purchase on November 26, 2008 and the sale on June 23, 2009 of 700 common stock shares. Otherwise, based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2008, we believe that each person who, at any time during 2008, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2008.
EXECUTIVE OFFICERS
     Biographical information about our executive officers is presented below. The biographical information of our President and Chief Executive Officer, Stanton Nelson, is presented above in the information related to our Board of Directors. Executive officers and members of our Executive Officer Committee are elected by the Board of Directors and serve at its discretion.

Name	Age	Position with the Company
Grant A. Christianson	40	Chief Financial Officer
Lewis P. Zeidner	54	Member of the Executive Officer Committee
James A. Cox, RPh	38	Member of the Executive Officer Committee

          Grant A. Christianson became our Chief Financial Officer in April 2009. Mr. Christianson has been Vice President of Finance and Accounting for ApothecaryRx, LLC since August 2006. Prior to being employed by ApothecaryRx, he was a principal in a financial operations consulting firm that he founded in 2005. Mr. Christianson also previously served as Director of Financial Operations for Novartis Medical Nutrition and Vice President of Finance for McKesson Medication Management, a company that outsourced hospital and health-system pharmacies. He began his career at the Burlington Northern Railroad with positions in audit, finance and accounting. Mr. Christianson received a Bachelor of Accountancy from the University of North Dakota in May 1991.
          Lewis P. Zeidner serves on our Executive Officer Committee and has served as the President and Chief Executive Officer of ApothecaryRx since its founding in 2006. In 2003, he co-founded PrairieStone Pharmacy, LLC, a retail pharmacy chain that built and operated small footprint, highly automated pharmacies in grocery stores. In 1996, Mr. Zeidner co-founded MedManagement, LLC a company that outsourced hospital and health system pharmacies. He was President of MedManagement from 1999 until 2003. Prior to 1999, Mr. Zeidner held various executive positions within healthcare companies including Baxter Healthcare and the Greenville Hospital System.
          James A. Cox, RPh serves on our Executive Officer Committee and has served as Vice President for Operations of ApothecaryRx since its founding in 2006. Prior to joining ApothecaryRx, Mr. Cox was the Director of Operations for PrairieStone Pharmacy, LLC, a chain of retail pharmacies in Minnesota and Michigan. From 1993 through 2004, Mr. Cox held various operational management roles for Snyder Drug Stores, a regional chain of retail pharmacies. He has his pharmacy degree from Drake University School of Pharmacy.
Executive Compensation.
          We do not compensate directors for serving on our board or attending meetings of our Board of Directors or any of its committees. However, it is anticipated that restricted stock grants and stock options will be granted to our directors on terms to be determined by our Board.
          The following table sets forth the total compensation of our Chief Executive Officers and Chief Financial Officers and our other executive officers who received compensation in excess of $100,000 during the three years ending on December 31, 2008.

Summary Compensation Table
						All Other
				Stock	Option	Compen-
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	sation(3)	Total
Stanton Nelson	2008	$—	$169,362	$—	$26,337	$130,726	$326,425
Chief Executive Officer	2007	$—	$—	$—	$—	$—	$—
	2006	$—	$—	$—	$5,422	$—	$5,422

John Simonelli	2008	$24,000	$—	$—	$—	$—	$24,000
Former Chief Executive	2007	$24,000	$—	$—	$—	$—	$24,000
Officer	2006	$36,000	$—	$—	$5,422	$—	$41,422

Rick D. Simpson(4)	2008	$67,500	$25,403	$3,600	$26,337	$19,403	$142,243
Chief Financial Officer	2007	$—	$—	$—	$—	$—	$—
	2006	$—	$—	$—	$—	$—	$—

Mark R. Kidd	2008	$60,000	$—	$—	$26,337	$—	$86,337
Former Chief Financial	2007	$60,000	$—	$—	$5,422	$—	$65,422
Officer	2006	$60,000	$—	$—	$—	$—	$60,000

Summary Compensation Table
						All Other
				Stock	Option	Compen-
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	sation(3)	Total
Joseph Harroz, Jr.	2008	$114,583	$84,681	$12,000	$26,337	$58,637	$296,238
President and	2007	$—	$—	$—	$—	$—	$—
Chief Operating Officer	2006	$—	$—	$—	$—	$—	$—

Lewis P. Zeidner	2008	$190,000	$—	$—	$—	$—	$190,000
ApothecaryRx, President and	2007	$187,692	$—	$—	$—	$—	$187,692
Chief Executive Officer	2006	$60,000	$—	$—	$—	$—	$60,000

James A. Cox	2008	$162,462	$—	$—	$—	$—	$162,462
ApothecaryRx, Vice President	2007	$160,000	$28,756	$—	$—	$—	$188,756
	2006	$74,000	$9,231	$—	$—	$—	$83,231

(1)	The value of Stock Awards is the grant date fair value multiplied by the number of shares awarded in accordance with SFAS 123R which is same value at which we expensed the stock options awards for the year ended December 31, 2008 (see our financial statements and the related notes appearing elsewhere in this report). The fair value of the Stock Awards is expensed over the requisite vesting period for the award.

(2)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model in accordance with Statement of Financial Account Standard 123 (Revised 2004), Shared-Based Payment (“SFAS 123R”),which is same value at which we expensed the stock options awards for the year ended December 31, 2008. The assumptions utilized in determining the fair value of each option grant were the expected 3.5- to 5-year life expectancy of the options, stock price volatility of 38% to 46%, risk-free interest rate of 3.5% to 4.0% and no dividend yield.

(3)	On December 30, 2008, a majority of the independent directors of our Compensation Committee approved compensation bonuses to Messrs. Nelson, Simpson and Harroz. These bonuses were “grossed-up” for the payment of taxes. The amount of the bonuses that represent the “gross-up” is included as “other compensation.”

(4)	Mr. Simpson effectively resigned as our Chief Financial Officer on April 1, 2009.
Aggregate Option and Restrictive Stock Grants and Exercises in 2008 and Year-End Values
          Stock Options and Option Values. On April 23, 2008, we granted each director five-year stock options exercisable for the purchase of 15,000 shares of our common stock for $3.75 per share. On July 23, 2008, we granted two new directors five-year stock options exercisable for the purchase of 15,000 shares of our common stock for $3.75 per share. These stock options were granted for services during 2008. The purchase price of the shares was equal to or in excess of the closing sale price of our common stock on the grant date of the stock options.
          Restricted Stock Grant Awards. On December 5, 2008, we granted restrictive stock grant awards to our Chief Financial Officer, Rick D. Simpson, and our President and Chief Operating Officer, Joseph Harroz, Jr., in the amount 30,000 shares and 100,000 shares, respectively. The stock grant awards were valued at $1.60 per share which was the closing sale price of our common stock on the grant date of the stock grant awards. The stock grant awards vest over a two-year period with 50% of the shares vesting in July 2009 and the remaining shares vesting in July 2010. Mr. Simpson effectively resigned on April 1, 2009 and forfeited all rights to his restricted stock grant award.
          Outstanding Equity Awards. The following table sets forth information related to the number of stock options and stock grants that have not vested held by the named executive officer at December 31, 2008. During 2008, no options to purchase our common stock were exercised by the named executive officers.

Outstanding Equity Awards at December 31, 2008

Option Awards
	Number of					Shares of Stock That Have
	Common Stock		Option		Option	Not Vested
	Underlying Options		Exercise		Expiration		Market
Name	Exercisable	Unexercisable	Price(1)		Date	Number	Value
Stanton Nelson	15,000 4,000 4,000	— — —	$ $ $	3.75 3.75 5.50	4/23/2013 9/30/2011 12/31/2009	—	—
Rick D. Simpson(2)	15,000	—		$3.75	4/23/2013	30,000	$46,200
Joseph Harroz, Jr.	15,000	—		$3.75	4/23/2013	100,000	$154,000

(1)	The closing sale price of our common stock as reported on The NASDAQ Capital Market on December 31, 2008 was $1.54.

(2)	Mr. Simpson effectively resigned on April 1, 2009 and forfeited all rights to his restricted stock grant award.
Employment Arrangements and Lack of Keyman Insurance
          We have a three-year employment agreement with each of Joseph Harroz, Jr. and Lewis P. Zeidner (the “executive officer”). The material terms of the employment agreements are summarized below:
          Executive Officer Position. In accordance with the terms of the employment agreements, the employment of each of Messrs. Harroz and Zeidner is full time requiring best efforts and due diligence, and may be terminated with or without cause. Mr. Harroz is to serve as our President and Chief Operating Officer as well as SDC Holdings. Mr. Zeidner is to serve as Chief Executive Officer of ApothecaryRx. Except to a limited extent and as expressly permitted by ApothecaryRx, SDC Holdings or our Board of Directors, each of Messrs. Harroz and Zeidner is prohibited from serving as an officer or director of a publicly-held company, own an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to ours, ApothecaryRx or SDC Holdings, as may be applicable. Each of Mr. Zeidner is to serve on our Executive Officer Committee.
          Compensation. Each of Messrs. Harroz and Zeidner is to receive an annual base salary of $250,000 and $190,000, respectively, as well as any bonus compensation as determined in our discretion. Each is entitled:
•	to participate in the employee benefit plans and programs maintained and provided to our executive officers and employees;
•	to reimbursement of reasonable and ordinary expenses incurred on our behalf based upon substantiated documentation of the expenditure; and
•	to four weeks of fully paid calendar-year vacation.
          Employer Termination. Each agreement is for a three year term, subject to termination with or without cause. We have the right to terminate the employment agreement without cause (for any reason) on at least 30-day advance notice (“Without Cause Termination”). In the event of Without Cause Termination, the executive officer will be entitled to one year of his base salary payable over 24 months and the continuance of all employee benefits for one year, unless he asserts any provision of his employment agreement is invalid or unenforceable. Any Without Cause Termination requires as a condition that the executive officer be discharged and released from all personal guarantees of our debts and those of our subsidiary.

          We may terminate the executive officer’s employment agreement in the event of the following:
•	He engages in gross personal misconduct which materially injures us, or any fraud or deceit regarding our business or customers or suppliers;
•	He enters a plea of nolo contendere to or is convicted of a felony;
•	He willfully and repeatedly fails to perform his duties after receiving notice and being provided an opportunity to correct such actions or
•	He breaches any material term or provision of his employment agreement (“For Cause Termination”).
          Prior to any For Cause Termination, a written determination specifying the reasons for termination must be delivered and received and the executive officer will thereafter have 30 days to request a meeting to be heard and contest the reasons for termination. In the event of a For Cause Termination of the executive officer, all personal guarantees of our debts or those of our subsidiary will continue.
          Executive Officer Termination. Each of Messrs. Harroz and Zeidner has the right to terminate his employment agreement, either with or without cause. A without cause termination requires the providing of 30-days advance notice to Graymark or ApothecaryRx. In the event of a without cause termination, all future obligations under the employment agreement will terminate and all personal guarantees of the debt of our debts or those of our subsidiary will continue.
          The executive officer has the right to terminate his employment agreement for cause in the event Graymark or ApothecaryRx fails to pay the base compensation or provide employee benefits in accordance with his employment agreement after providing 30-days advance notice (“Employer Breach”). In the event of termination as a result of Employer Breach, the executive officer will be entitled to receive as termination compensation equal to one year of his base compensation payable within 30 days following the termination date and continuance of all employee benefits for one year.
          Disability; Death. In the event a physical or mental condition prevents performance of the executive officer’ duties and responsibilities, in our reasonable judgment, from performing his duties for a period of three consecutive months, the employment of the executive officer may be terminated for cause. In this case, all compensation and benefits payable under his employment agreement will continue for six months, reduced by any disability plan benefits to which he is entitled.
          Upon the death of the executive officer, his employment agreement will terminate; however, the estate of the executive officer will be entitled to receive six months of the base salary of the deceased executive officer and employee benefits provided under the employment agreement.
          In the event of termination of the executive officer’s employment agreement as a result of his disability or death and the executive officer was not otherwise in default under the terms of his employment agreement, we and Graymark or ApothecaryRx will be required to cause the executive officer or his estate to be discharged and released from all personal guarantees of our debts or those of our subsidiary.
          Confidentiality. The executive officer will be required to maintain the confidentiality of the information that constitutes trade secrets or is of a business or confidential nature, regardless of the source of the confidential information or how it was obtained. This confidentiality is to be maintained during employment and the two years following termination of the employment agreement.
          Non-competition and Non-solicitation Covenants. During the 24 months following employment termination, the executive officer agreed as follows:
•	Not to acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business similar to that of ApothecaryRx or SDC Holdings in any city of a state in the United States where Graymark,

ApothecaryRx or SDC Holdings owns any interest in a sleep center or that is within 40 miles of a pharmacy owned by ApothecaryRx or sleep center location owned by SDC Holdings; or
•	Not to solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to terminate or breach any relationship with ApothecaryRx or SDC Holdings or us or any of our affiliates, or
•	Not to solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of ApothecaryRx or SDC Holdings or ours to cease doing business with SDC Holdings, ApothecaryRx or us or any of our affiliates.
          Arbitration. Any dispute or controversy arising out or relating to the executive officer’s employment or employment termination that cannot be resolved by agreement will be submitted to binding arbitration before a single arbitrator in accordance with the Rules for Commercial Cases of the American Arbitration Association and in accordance with the Federal Arbitration Act. The arbitrator’s judgment will be final and binding, subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator will be limited to awarding compensatory damages. The arbitration proceedings will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies; however, a preliminary injunction or other provisional judicial relief may be sought if deemed reasonably necessary to avoid irreparable damage or to preserve the status quo pending arbitration.
Compensation of Directors
     Other than through the receipt of discretionary stock option grants and restrictive stock grant awards, our directors are not compensated for attending board or committee meetings. Directors who are also our employees receive no additional compensation for serving as directors or on committees. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our board. During 2008, each of our directors received five-year stock options exercisable for the purchase of 15,000 shares of our common stock for $3.75 per share.
Equity Compensation Plans
          For the benefit of our employees, directors and consultants, we have adopted three stock option plans, the 2008 Long-Term Incentive Plan (the “Incentive Plan”), the 2003 Stock Option Plan (the “Employee Plan”) and the 2003 Non-Employee Stock Option Plan (the “Non-Employee Plan”).
          The 2008 Long-Term Incentive Plan For the benefit of our employees, directors and consultants, we adopted the 2008 Long-Term Incentive Plan (the “Incentive Plan”). The Incentive Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Incentive Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Incentive Plan (“Incentive Awards”).
          The Incentive Plan consists of three separate stock incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. Each incentive award will be pursuant to a written award agreement. The Incentive Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Incentive Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.
          The Plan became effective on October 29, 2008 and was approved and adopted by our board of directors on October 30, 2008 and by our shareholders on December 30, 2008, and has a term ending October 29, 2018 during which incentive awards may be granted; the Incentive Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.
          The 2003 Employee Plan. For the benefit of our employees, directors and consultants, we adopted the 2003 Employee Plan. This plan provides for the issuance of options intended to qualify as incentive stock options for federal income tax purposes to our employees and non-employees, including employees who also serve as our directors. Qualification of the grant of options under the plan as incentive stock options for federal income tax purposes is not a condition of the grant and failure to so qualify does not affect the ability to exercise the stock options. The number of shares of common stock authorized and reserved for issuance under the plan is 60,000. As of the date of this report, we have granted stock options under this plan that are exercisable for the purchase of 12,000 common stock shares at $5.50 per share on or before December 31, 2009 and options exercisable for the purchase of 16,000 common stock shares at $3.75 per share on or before September 30, 2011.
          Our Board of Directors administers and interprets this plan (unless delegated to a committee) and has authority to grant options to all eligible participants and determine the types of options granted, the terms, restrictions and conditions of the options at the time of grant.
          The exercise price of options may not be less than 85% of the fair market value of our common stock on the date of grant of the option and to qualify as an incentive stock option may not be less than the fair market value of common stock on the date of the grant of the incentive stock option. Upon the exercise of an option, the exercise price must be paid in full, in cash, in our common stock (at the fair market value thereof) or a combination thereof.
          Options qualifying as incentive stock options are exercisable only by an optionee during the period ending three months after the optionee ceases to be our employee, a director, or non-employee service provider. However, in the event of death or disability of the optionee, the incentive stock options are exercisable for one year following death or disability. In any event options may not be exercised beyond the expiration date of the options. Options may be granted to our key management employees, directors, key professional employees or key professional non-employee service providers, although options granted non-employee directors do not qualify as incentive stock options. No option may be granted after December 31, 2009. Options are not transferable except by will or by the laws of descent and distribution.
          All outstanding options granted under the plan will become fully vested and immediately exercisable if (i) within any 12-month period, we sell an amount of common stock that exceeds 50% of the number of shares of common stock outstanding immediately before the 12-month period or (ii) a “change of control” occurs. For purposes of the plan, a “change of control” is defined as the acquisition in a transaction or series of transactions by any person, entity or group (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring our securities) of beneficial ownership of 50% or more (or less than 50% as determined by a majority of our directors) of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities.
          The 2003 Non-Employee Stock Option Plan. The Non-Employee Plan terminated on July 30, 2008. Prior to termination this plan provided for the grant of stock options to our non-employee directors, consultants and other advisors . Our employees were not eligible to participate in the Non-Employee Plan. Under the provisions of this plan, the options do not qualify as incentive stock options for federal income tax purposes and accordingly will not qualify for the favorable tax consequences thereunder upon the grant and exercise of the Options. The total number of shares of common stock authorized and reserved for issuance upon exercise of Options granted under this plan was 60,000. We had granted stock options under this plan that are exercisable for the purchase of 16,000 common stock shares at $5.50 per share on or before December 31, 2009 and options exercisable for the purchase of 16,000 common stock shares at $3.75 per share on or before September 30, 2011.
          Our Board of Directors administered and interprets this plan and had the authority to grant options to all eligible participants and determine the basis upon which the options were to be granted and the terms, restrictions and conditions of the options at the time of grant.
          Options granted under this plan are exercisable in the amounts, at the intervals and upon the terms as the option grant provides. The purchase price of the common stock under the option was determined by our board; however, at a purchase price not less than the closing sale price of our common stock on the date of option grant. Upon the exercise of an option, the stock purchase price must be paid in full, in cash by check or in our common stock held by the option holder for more than six months or a combination of cash and common stock.
          The options are not transferable except by will, by the laws of descent and distribution, by gift or a domestic relations order to a “family member.” Family member transfers include transfers to parents (and in-laws) to nieces and nephews (adopted or otherwise) as well as trusts, foundations and other entities principally for their benefit.
Director Liability and Indemnification
          As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director
•	for a breach of the director’s duty of loyalty to us or our shareholders;
•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or
•	for any transaction from which the director derived an improper personal benefit.
In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.
          Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.
          Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers, including member of our Executive Officer Committee. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or
•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.
          To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.
          We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after September 1, 2008. This insurance protection covers claims and any related defense costs of up to $10,000,000 based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. In addition, the insurance protection covers non-indemnifiable losses on individual directors and officers up to $5,000,000.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
          The following table sets forth as of December 31, 2008, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plans approved by our shareholders are our 2008 Long-Term Incentive Plan, 2003 Stock Option Plan and 2003 Non-Employee Stock Option Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

	Number of
	Securities to be		Number of
	issued upon		securities
	exercise of	Weighted-average	remaining available
	outstanding	exercise price of	for future issuance
	options, warrants	outstanding options,	under equity
Plan category	and rights	warrants and rights	compensation plans
Equity compensation plans approved by security holders:
2008 Long-Term Incentive Plan	9,091	$3.85	2,860,909
2003 Stock Option Plan	28,000	$4.57	32,000
2003 Non-Employee Stock Option Plan	32,000	$4.57	28,000
Equity compensation plans not approved by security holders:
Warrants issued to SXJE, LLC	300,000	$2.50	—
Warrants issued to ViewTrade Financial and its assigns	66,512	$1.65	—
Options issued to employees	60,000	$3.75	—
Options issued to directors	60,000	$3.75	—
Options issued in acquisition of Texas Labs	35,000	$5.00	—

Total	590,603		2,920,909

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
          The following table presents certain information regarding the beneficial ownership of our common stock as of July 15, 2009, the Record Date, of (i) the only persons known by us to own beneficially more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, and there is no family relationship among our executive officers and directors. For purposes of the following table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days following the Record Date (pursuant to exercise of stock options, warrants or conversion rights) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership(1)
	Shares	Rights
Name (and Address) of Beneficial	Owned of	to	Total	Ownership
Owner	Record	Acquire	Shares	Percent(2)
Roy T. Oliver(3)	7,028,992	—	7,028,992	25.0%
101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102

Oliver Company Holdings, LLC(3)	7,028,992	—	7,028,992	25.0%
101 N. Robinson, Ste. 900 Oklahoma City, Oklahoma 73102

Lewis P. Zeidner(7)	3,468,000	—	3,468,000	12.3%
5400 Union Terrace Lane North Plymouth, Minnesota 55442

Stanton Nelson(7)	2,561,802	23,000	2,584,802	9.2%
101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102

Vahid Salalati	1,938,000	—	1,938,000	6.9%
415 Foxborough Ct. Norman, Oklahoma 73072

Dalea Partners LP(4)	1,703,969	—	1,703,969	6.0%
4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142

Malone Mitchell(4)	1,703,969	—	1,703,969	6.0%
4801 Gaillardia Parkway, Suite 350 Oklahoma City, Oklahoma 73142

William R. Oliver(3)(7)(10)	1,657,608	15,000	1,672,608	5.9%
101 North Robinson, Suite 900 Oklahoma City, Oklahoma 73102

	Common Stock Beneficial Ownership(1)
	Shares	Rights
Name (and Address) of Beneficial	Owned of	to	Total	Ownership
Owner	Record	Acquire	Shares	Percent(2)
Black Oak II, LLC(6)	1,609,212	—	1,609,212	5.7%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102

MTV Investments, LTD(6)	1,609,212	—	1,609,212	5.7%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102

P. Mark Moore(6)	1,609,212	—	1,609,212	5.7%
101 N. Robinson, Ste. 800 Oklahoma City, Oklahoma 73102

TLW Securities LLC(5)	1,564,842	—	1,564,842	5.6%
PO Box 54525 Oklahoma City, Oklahoma 73154

Tom Ward(5)	1,564,842	—	1,564,842	5.6%
PO Box 54525 Oklahoma City, Oklahoma 73154

Joseph Harroz, Jr.(7)(8)	490,473	15,000	505,473	1.8%

James A. Cox(7)	255,000	—	255,000	0.9%

Scott R. Mueller(7)(9)	49,181	15,000	64,181	0.2%

S. Edward Dakil, M.D.(7)(9)	43,571	15,000	58,571	0.2%

Grant A. Christianson(7)	—	—	—	—

Executive Officers and Directors as a group (8 individuals)	8,525,635	83,000		30.2%

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or members of a group to acquire them within 60 days are treated as outstanding for determining the amount and percentage of common stock owned by such person. To our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.

(2)	Rounded to the nearest one-tenth of one percent, based upon 28,169,113 shares of common stock outstanding.

(3)	Oliver Company Holdings, LLC is controlled by Roy T. Oliver and each is deemed the beneficial owner of the common stock shares. Furthermore, William R. Oliver is the adult son of Roy T. Oliver.

(4)	Dalea Partners, LP is controlled by Malone Mitchell and each is deemed the beneficial owner of the common stock shares.

(5)	TLW Securities LLC is controlled by Tom Ward and each is deemed the beneficial owner of the common stock shares.

(6)	Black Oak Investments II, LLC and MTV Investments, LTD are controlled by P. Mark Moore and each is deemed the beneficial owner of the common stock shares.

(7)	The named person is an executive officer or a director or both.

(8)	Shares owned include 400,000 shares received through restricted stock grant awards. These shares carry vesting restrictions and vest as follows: 100,000 shares in July 2009, 150,000 shares in July 2010, 100,000 shares in July 2011 and 50,000 shares in July 2012.

(9)	Shares owned include 15,000 shares received through a restricted stock grant award. The restricted stock grant award vests on December 31, 2009.

(10)	Mr. Christianson is our Chief Financial Officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.
     Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.
     Our Nominating and Corporate Governance Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.
          Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2008 and 2007. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.
          Acquisitions of SDC Holdings and ApothecaryRx. On January 2, 2008, we completed our acquisition of SDC Holdings and ApothecaryRx by exchanging 102,000,000 shares of our common stock (20,400,000 shares after giving effect to 1 for 5 reverse split) for the equity ownership interests in SDC Holdings and ApothecaryRx. Roy T. Oliver, one of our principal shareholders, and Stanton Nelson, one of our directors at that time, jointly and indirectly, controlled SDC Holdings and ApothecaryRx. In exchange for their equity ownership interests in SDC Holdings and ApothecaryRx, Messrs. Oliver and Nelson received 33,875,730 and 12,861,180 common stock shares, respectively, (6,775,146 and 2,572,236 shares, respectively, after giving effect to 1 for 5 reverse split) that in the aggregate represents effective shareholder voting control. Furthermore, Lewis P. Zeidner, Vahid Salalati, Greg Luster and James A. Cox, members or former members of our Executive Officer Committee, exchanged their equity ownership interests in ApothecaryRx and SDC Holdings for 17,340,000, 9,690,000, 9,690,000 and 1,275,000 shares of our common stock, respectively (3,468,000, 1,938,000, 1,938,000 and 255,000 shares, respectively, after giving effect to 1 for 5 reverse stock split). In addition, William Ransome Oliver, the son of Roy T. Oliver, exchanged his equity ownership interests in SDC Holdings and ApothecaryRx for 8,213,040 shares of our common stock (1,642,608 after giving effect to 1 for 5 reverse stock split).
          Acquisition of Otter Creek Investments and Advanced Medical Enterprises. On January 31, 2007, SDC Holdings acquired its sleep center operations by purchase of Otter Creek Investments, LLC, a limited liability company, and its wholly owned subsidiary Advanced Medical Enterprises, LP for $14,950,000. As partial owners of Otter Creek Investments, LLC, Vahid Salalati and Greg Luster were distributed $3,917,851 and $2,259,756, respectively, and in turn made capital contributions of $568,000 and $568,000, respectively, to SDC Holdings. The purchase price was funded with capital contributions of the equity interest owners of $2,990,000 and proceeds of a $11,960,000 loan from Arvest Bank (“Arvest Loan”). In connection with this acquisition, SDC Holdings recorded goodwill of $13,407,354 that represented the purchase price in excess of the value of the assets of Otter Creek Investments.
          The Arvest Loan requires quarterly interest only payments that began May 1, 2007 through February 1, 2008 at a variable rate based on a function of London Interbank Offering Rate (or LIBOR). Required quarterly payments of principal in the amount of $291,635 begin May 1, 2008 and continue through February 1, 2014, plus accrued interest. The principal amount of the Arvest Loan is amortized over 20 years with all principal and accrued interest becoming due on May 1, 2014. This loan is secured by the assets of SDC Holdings, the guarantee of all SDC Subsidiaries and entities related by common ownership, and the ownership interests of SDC Holdings and is further secured by the limited guaranties of Vahid Salalati, Kevin Lewis, Roger Ely, Roy T. Oliver and Stanton Nelson.
          On May 1, 2008, a replacement Loan Agreement with Arvest Bank was executed modifying the terms of the Arvest Loan. On June 19, 2008, Greg Luster’s employment was terminated “without cause” and as a condition of his Employment Agreement, dated January 2, 2008, a release of Mr. Luster’s personal guaranty of the Arvest Loan was obtained in October 2008.
          SXJE, LLC Loan Transactions. In two separate lending transactions on August 5 and October 25, 2005, we issued a two-year promissory note each in the principal amount of $750,000 to SXJE, LLC (controlled by Sam Eyde) evidencing loans aggregating $1,500,000. The two notes are secured by all assets of our and our subsidiaries’ assets and bear interest at 8% per annum. Upon consummation of a qualified financing by us, the outstanding principal amount of the Notes and all accrued and unpaid interest (collectively the “note balance” at any applicable time) were to automatically convert into our common stock shares equal to 120% of the note balance divided by the price per share of the equity securities sold in the qualified financing. The maximum price or value of the common stock shares into which the note balance converts was limited to the equivalent of $1.10 per common stock share or not less than 1,636,364 shares. During 2005, we issued 10,726 shares of our common stock (2,145 shares after giving effect to 1 for 5 reverse split) in payment of $10,833 accrued interest under the notes. During 2006, we issued 272,956 shares of our common stock (54,591 shares after giving effect to 1 for 5 reverse split) in payment of $116,167 accrued interest under the notes. During 2007, we issued 389,894 shares of our common stock (77,979 after giving effect to 1 for 5 reverse split) in payment of $152,000 in accrued interest under the notes.
          Furthermore, in connection with the two lending transactions and subsequent extension of the lending transactions, we entered into three common stock purchase warrant agreements with SXJE, LLC, each of these agreements evidence warrants exercisable on or before October 25, 2010, in the aggregate for the purchase of 100,000 common stock shares at $2.50 each. The number of common stock shares purchasable will be appropriately adjusted in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. For the period ending October 25, 2010, we agreed to include the common stock shares underlying the common stock purchase warrants in any registration statement we file with the United States Securities and Exchange Commission at our sole cost and expense.
          In January 2008, pursuant to a Note Conversion and Prepayment Agreement dated November 7, 2007, SXJE to accept a principal payment of one of the $750,000 notes (plus accrued interest) and converted the other $750,000 note into 3,750,000 shares of our common stock (750,000 shares after giving effect to 1 for 5 reverse split).
          Office Space Lease. In October 2008, we entered into a 60-month lease with Oklahoma Tower Realty Investors, LLC which is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, for occupancy of our and SDC Holdings offices in Oklahoma City. Under this lease arrangement, we are required to pay rent of approximately $10,300 per month. Mr. Stanton Nelson, our chief executive officer, owns a non-controlling interest in Oklahoma Tower Realty Investors, LLC.
          Construction of Leasehold Improvements. During 2008, we paid Specialty Construction Services, LLC approximately $126,000 to construct the leasehold improvements at our and SDC Holding’s offices in Oklahoma City. Non-controlling interests in Specialty Construction Services, LLC are held by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, and Mr. Stanton Nelson, our Chief Executive Officer.
          Cash Deposit Accounts and Borrowings. As of June 30, 2009, we have approximately $12.8 million on deposit at Valliance Bank. Valliance Bank is controlled by Roy T. Oliver, one of our greater than 5% shareholders and affiliates. In addition, our SDC operating segment is obligated to Valliance Bank under certain sleep center capital notes totaling approximately $189,000 at December 31, 2008. The interest rates on the notes are fixed and range from 4.25% to 8.75%. Non-controlling interests in Valliance Bank are held by Stanton Nelson, our Chief Executive Officer, Joseph Harroz, Jr., our President and Chief Operating Officer, and the William R. Oliver GST Exempt Trust. William Ransome Oliver is one of our directors.
          We believe that the transactions described above were on terms no less favorable to us than could have been obtained with unrelated third parties. All material future transactions between us and our officers, directors and 5% or greater shareholders
•	will be on terms no less favorable than could be obtained from unrelated third parties and
•	must be approved by a majority of our disinterested-independent members of our board of directors.
PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     Our Board of Directors has appointed Eide Bailly LLP as our independent registered public accounting firm for the year ending December 31, 2009. Eide Bailly LLP has been our independent registered public accounting firm since August 1, 2008. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Eide Bailly LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Eide Bailly, our Board will reconsider the appointment.
          A representative of Eide Bailly LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.
Required Affirmative Vote
          The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, is required for the adoption of this proposal. An abstention from voting and broker non-votes will be tabulated as a vote withheld on the election, but will be included in computing the number of shares present for purposes of determining the presence of a quorum for the Annual Meeting and whether this proposal has received the vote of a majority of the shares present at the Annual Meeting.
Recommendation of Our Board of Directors
          Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Eide Bailly LLP as our independent registered accounting firm. We will vote your proxy accordingly unless you specify a contrary choice.
OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING
          Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
          Under the existing rules of the Securities and Exchange Commission, one or more of our shareholders may present proposals on any matter that is a proper subject for consideration by our shareholders at the 2010 annual meeting of our shareholders. In order to be included in the proxy statement (or disclosure statement in the event proxies are not solicited by our Board of Directors) for the 2010 annual meeting of our shareholders, a proposal must be received by April 1, 2010. It is suggested that if you, as one of our shareholders, desire to submit a proposal you should do so by sending the proposal certified mail, return receipt requested, addressed to our Corporate Secretary at our principal office, 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102. Detailed information for submitting proposals will be provided upon written request, addressed to our Corporate Secretary. As to these matters which we do not have notice on or prior to April 1, 2010, discretionary authority shall be granted to the persons designated in the proxy related to the 2010 Meeting to vote on the proposal.
HOUSEHOLDING INFORMATION
          Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, to inform us of their request; or
•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.
     Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 1350 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5400. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

     Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.
BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Kidd
Secretary
July 17, 2009
     A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2008, accompanies this Proxy Statement.

1350 Oklahoma Tower, 210 Park Avenue
Oklahoma City, Oklahoma 33102

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by ___ a.m., Central Time, on August 19, 2009.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/AUSA
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

12345
Annual Meeting Proxy Card	C0123456789

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM
PORTION IN THE ENCLOSED ENVELOPE. ▼
 A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
+
1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold

	01 – Stanton Nelson	☐	☐	02 – Joseph Harroz, Jr.	☐	☐	03 – S. Edward Dakil, M.D.	☐	☐

	04 – Scott R. Mueller	☐	☐	05 – William Ransome Oliver	☐	☐

* To elect each for a term ending in 2010 and until each of their respective successors shall have been duly elected and qualified.

        A vote “FOR” will represent a vote for the nominee director.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Eide Bailly LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. A vote “FOR” will represent a vote for such ratification and appointment.	☐	☐	☐	3.	To approve other business that properly comes before the Annual Meeting or any adjournment or postponement. A vote “FOR” will represent a vote for approval of the business presented.	☐	☐	☐
 B   Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as the name appears to left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date (mm/dd/yyyy) — Please print date below.
/      /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM
PORTION IN THE ENCLOSED ENVELOPE. ▼
Proxy — GRAYMARK HEALTHCARE, INC.
1350 Oklahoma Tower
210 Park Avenue
Oklahoma City, Oklahoma 73102
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAYMARK HEALTHCARE, INC.
The undersigned hereby acknowledges receipt of the official Notice of Annual Meeting, dated July 16, 2009, and hereby appoints each of Stanton Nelson, Joseph Harroz and Mark R. Kidd as Proxy, with the power to appoint his substitute, and hereby appoints and authorizes him to represent and vote as designated below, all the shares of Common Stock, $.01 par value, of Graymark Healthcare, Inc. (the “Company”) held of record by the undersigned on July 15, 2009 at the annual meeting of shareholders to be held at 7:30 a.m. on August 19, 2009, or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH THREE.
PLEASE MARK, SIGN, AND DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(CONTINUED ON REVERSE SIDE)